Exhibit 23.1

To the Board of Directors and

Shareholders of Toppoint Holdings, Inc

We hereby consent to the incorporation by reference in the Registration Statement of Toppoint Holdings, Inc (the “Company”) on Form S-8 (File No. 333-284463) of our report dated April 15, 2025, with respect to our audits of the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023.

Very truly yours,

Diamond Bar, California

March 25, 2026